EXHIBIT A

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons hereby agree that reports on Schedule 13D and amendments thereto with respect to the common stock of Wesco Aircraft Holdings, Inc. may be filed in a single statement on behalf of each such person. Each such person designates Makaira Partners, LLC as its or his agent and attorney-in-fact for the purpose of executing any and all Schedule 13D filings required to be made by it with the Securities and Exchange Commission.

MAKAIRA PARTNERS, LLC

/s/ Sean Hidey
Signature

COO and CCO of Makaira Partners, LLC
Title

February 27, 2015
Date

THOMAS M. BANCROFT III

/s/ Thomas M. Bancroft III
Signature

Title

February 27, 2015
Date